As filed with the Securities and Exchange Commission on August 3, 2005.
File No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
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AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	58-2210952
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification Number

Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
(Address, including zip code, of principal executive offices)

AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999)
(Full title of the plan)

Paul R. Shlanta
Senior Vice President, General Counsel and
Chief Corporate Compliance Officer
AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
(404) 584-4000
(Name, address and telephone number of agent for service)

_______________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $5.00 par value	1,534,537 (1)	$38.35 (2)	$58,849,494 (2)	$6,926.59
(1) The shares of Common Stock being registered represent 1,534,537 shares of Common Stock that may be issued upon the grant or exercise of awards under the AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999) (the “Plan”). An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the antidilution provisions of the Plan become operative. Includes Preferred Share Rights which initially attach to and trade with the shares of Common Stock being registered hereby. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.
(2) Determined in accordance with Rule 457(h), based on the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on July 28, 2005.

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

On September 13, 1999, AGL Resources Inc. (the “Registrant” or “AGL Resources”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-86985) relating to 2,800,000 shares of Common Stock to be offered and sold under the AGL Resources Inc. Amended and Restated Long-Term Incentive Plan (1999) (the “Plan”). On July 25, 2002, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-97121) relating to an additional 2,700,000 shares of Common Stock to be offered and sold under the Plan. On April 23, 2003, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-104701) relating to an additional 1,134,336 shares of Common Stock to be offered and sold under the Plan. On April 30, 2004, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-115044) relating to an additional 1,289,776 shares of Common Stock to be offered under the Plan. The contents of these prior Registration Statements are incorporated in this Registration Statement by reference.

Item 3. Incorporation of Documents by Reference

The following documents, previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof from the date of the filing of such documents:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(c)	The Registrant’s Current Reports on Form 8-K and Form 8-K/A filed January 7, 2005; February 8, 2005; February 14, 2005; February 16, 2005; March 18, 2005; June 30, 2005; and July 28, 2005;

(d)
The description of the Registrant’s Common Stock contained in Item 4 of the Registrant’s Registration Statement on Form 8-B (Registration No. 001-14174), filed under Section 12(b) of the Exchange Act, as declared effective by the Commission on March 12, 1996, and any amendment or report filed for the purpose of updating such description; and

(e)
The description of the Registrant’s Preferred Share Rights contained in Item 1 of the Registrant’s Registration Statement on Form 8-A (Registration No. 001-11659) filed under Section 12(b) of the Exchange Act with the Commission on March 6, 1996, and any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities that remain unsold, will be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained in any other subsequently filed document which is also incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Additionally, Section 14-2-202(b)(4) of the Georgia Code does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. Article VII of the articles of incorporation of AGL Resources include provisions exculpating its directors from liability to the extent permitted by Section 14-2-202(b)(4) of the Georgia Code.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify directors who are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code (which are outlined above).

Article IX of AGL Resources’ articles of incorporation specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is a legal representative, is or was a director, shall be indemnified and held harmless to the fullest extent authorized by the Georgia Code, as the same exists or may be amended in the future, if such amendment provides broader indemnification rights than previously permitted under the Georgia Code, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The fullest extent that the Georgia Code authorizes a corporation to indemnify its directors is set forth in Section 14-2-856 of the Georgia Code.

The indemnification right specified in AGL Resources’ articles of incorporation will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Article IX, Section 9.02 of AGL Resources’ articles of incorporation specifies that AGL Resources will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification for such expenses.

Section 2.15.1 of AGL Resources’ bylaws specifies that in the case of actions brought by or in the right of AGL Resources, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, or by a majority of the members of a committee of two or more disinterested members appointed by such a vote; (ii) by special legal counsel or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination.

Section 7.1 of AGL Resources’ bylaws state that AGL Resources will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of AGL Resources, but without being subject to the same procedural conditions imposed for the indemnification of directors. AGL Resources may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy.

As authorized by Section 14-2-856(a) of the Georgia Code, AGL Resources has entered into director indemnification agreements with each of its directors who are not employees of AGL Resources to provide each such director contractual rights to indemnification to the fullext extent permitted by the Georgia Code. The agreements also provide a contractual right to reimbursement and advancement of expenses. In addition, as authorized by Section 14-2-857 of the Georgia Code, AGL Resources’ board of directors has authorized AGL Resources to enter into indemnification agreements with each of its officers who is not a director to provide each such officer indemnification rights equal to those permitted for its directors pursuant to the provisions of the Georgia Code outlined above.

AGL Resources’ officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. AGL Resources pays the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) Rule 415 Offering.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Indemnification of Officers, Directors and Controlling Persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(Signatures on following page)

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 28, 2005.

AGL RESOURCES INC.

By:  /s/ Paula Rosput Reynolds
Paula Rosput Reynolds
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Shlanta and Richard T. O’Brien, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8 of AGL Resources Inc. to register shares of its Common Stock for issuance pursuant to the AGL Resources Inc. Long-Term Incentive Plan (1999) and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of April 28, 2005.

Signatures                             Title

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ Richard T. O’Brien Richard T. O’Brien	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Thomas D. Bell, Jr. Thomas D. Bell, Jr.	Director
/s/ Charles R. Crisp Charles R. Crisp	Director
/s/ Michael J. Durham Michael J. Durham	Director
/s/ Arthur E. Johnson Arthur E. Johnson	Director
/s/ Wyck A. Knox, Jr. Wyck A. Knox, Jr.	Director
/s/ Dennis M. Love Dennis M. Love	Director
/s/ D. Raymond Riddle D. Raymond Riddle	Director
/s/ James A. Rubright_______________ James A. Rubright	Director
/s/ Felker W. Ward, Jr.______________ Felker W. Ward, Jr.	Director
/s/ Bettina M. Whyte________________ Bettina M. Whyte	Director
/s/ Henry C. Wolf Henry C. Wolf	Director

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EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1
Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit B, Proxy Statement and Prospectus filed as a part of Amendment No. 1 to the Registrant’s Registration Statement on Form S-4, No. 33-99826)

4.2.a
Articles of Amendment to the Amended and Restated Articles of Incorporation of AGL Resources Inc. (Incorporated by reference to Exhibit 3.2.a to the Registrant’s Form 10-Q for the quarter ended June 30, 2005)

4.2.b
Form of Amended and Restated Articles of Incorporation filed January 5, 1996 with the Secretary of State of Georgia, as amended by the Articles of Amendment to the Amended and Restated Articles of Incorporation filed May 9, 2005 with the Secretary of State of Georgia (Incorporated by reference to Exhibit 3.2.b to the Registrant’s Form 10-Q for the quarter ended June 30, 2005)

4.3	Bylaws of AGL Resources Inc., as amended and restated on October 29, 2003 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2003)
4.4
Rights Agreement, dated as of March 6, 1996, between AGL Resources Inc. and Wachovia Bank of North Carolina, N.A., as Rights Agent (Incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, No. 001-11659)

4.5
Second Amendment to Rights Agreement, dated as of June 5, 2002, between AGL Resources Inc. and EquiServe Trust Company, N.A. (Incorporated by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A, Amendment No. 1, No. 001-14174)

4.6	Specimen form of Common Stock certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 10-K for the fiscal year ended September 30, 1999)
4.7	Specimen form of Right certificate (Incorporated by reference to Exhibit 1 to the Registrant’s Form 8-K filed on March 6, 1996)
5.1	Opinion of Alston & Bird LLP, as to the legality of the shares of the Common Stock of AGL Resources Inc. registered hereby
23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.4	Consent of Ernst & Young LLP, independent registered public accounting firm
24.1	Power of Attorney (included on signature page of this Registration Statement)